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                                                                   EXHIBIT 23.1

                                    CONSENT

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectuses constituting parts of this Registration Statement on Form S-3 of our report dated January 17, 1997, which appears on page 32 of the 1996 Annual Report to shareholders of Potomac Electric Power Company, which is incorporated by reference in Potomac Electric Power Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedule, which appears on page 66 of such Annual Report on Form 10-K. We also consent to the reference to us under the headings "Experts" in such Prospectuses.

                                          Price Waterhouse LLP

Washington, D.C.
August 13, 1997